Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First Street San Jose, CA 95112-4598	October 29, 2008 For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CAL WATER ANNOUNCES RESULTS FOR THE 3RD QUARTER OF 2008
     SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $22.2 million for the third quarter of 2008, up 61% compared to $13.8 million in the third quarter of 2007. Earnings per diluted share were $1.06 for the third quarter of 2008, up 58% compared to earnings per diluted share of $0.67 in the third quarter of 2007.
     Revenues increased by $17.9 million, or 16%, to $131.7 million, with rate increases adding $18.0 million and water usage by new customers adding $1.1 million. Other changes reduced revenues by $1.2 million.
     Total operating expenses for the third quarter of 2008 increased by $8.6 million to $104.9 million. Water production costs increased by $1.4 million compared to the same period last year. Administrative and general costs increased $0.3 million, or 2%. Other operations costs increased $1.2 million, due primarily to increases in water quality laboratory fees, purchases of chemicals and filters, conservation program costs, and uncollectable accounts.
     Fewer water system repairs resulted in a $0.4 million decrease in maintenance expense, which was $3.8 million for the quarter. Depreciation expense increased $0.9 million to $9.3 million as a result of increases in capital expenditures.
     Other income, net of income taxes, was a loss of $0.5 million, compared to a gain of $0.8 million last year, due primarily to a mark-to-market adjustment associated with the market value of assets in the company’s non-qualified retirement plans.
     For the twelve months ended September 30, 2008, net income was $40.5 million and diluted earnings per share were $1.94, compared to net income of $29.5 million and diluted earnings per share of $1.43 for the same period in the prior year. Revenues for the trailing twelve months were $396.1 million, compared to $361.8 million for the same period last year.
     “During the third quarter, Cal Water accomplished many significant milestones. First, the Company completed its 2007 General Rate Case and, as a result, received timely rate relief on a number of significant items. With the support of the California Public Utilities Commission (CPUC), the rate case was completed on schedule with rate relief starting in early July. Further, effective July 1st, the Company implemented the Water Rate Adjustment Mechanism (WRAM), the Modified Cost Balancing Account (MCBA), and tiered rates. With these three new mechanisms in place, Cal Water can further pursue water efficiency programs that benefit ratepayers and reduce overall water demand. These new mechanisms support the CPUC’s goals set forth in the Water Action Plan to improve water efficiency throughout the state,” said President and Chief Executive Officer Peter C. Nelson.
     As reported on September 3, 2008, the Company also completed its acquisition of Waikoloa Resort Utilities, Waikoloa Water Company, Inc., and Waikoloa Sanitary Sewer Company, Inc. (collectively known as West Hawaii Utilities), which together provide water utility services to 1,970 customer accounts and wastewater services to 300 customer accounts on the Big Island of Hawaii.
     “We are excited to welcome our new customers on the big island of Hawaii and look forward to serving them with the same quality and care we have become known for,” added Nelson.
     All stockholders and interested investors are invited to listen to the 2008 third quarter conference call on

October 30, 2008, at 11:00 a.m. (EDT), by dialing 1-866-259-1024 and keying in ID# 1285532. A replay of the call will be available from 2:00 p.m. (EDT) October 30, 2008, through December 29, 2008, at 888-266-2081, ID# 1285532. The call, which will be hosted by President and CEO, Peter Nelson and Vice President and Chief Financial Officer, Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

	September 30	December 31
(In thousands, except per share data)	2008	2007
ASSETS
Utility plant:
Utility plant	$1,552,267	$1,447,047
Less accumulated depreciation and amortization	(463,375)	(436,851)

Net utility plant	1,088,892	1,010,196

Current assets:
Cash and cash equivalents	9,409	6,734
Receivables
Customers	30,466	18,600
Other	10,030	8,617
Unbilled revenue	19,896	12,911
Materials and supplies at average cost	4,914	4,744
Taxes, prepaid expense, and other assets	8,992	8,369

Total current assets	83,707	59,975

Other assets:
Regulatory assets	90,894	90,908
Goodwill	4,672	—
Other assets	22,881	23,420

Total other assets	118,447	114,328

	$1,291,046	$1,184,499

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	213,596	211,885
Retained earnings	187,565	173,617
Total common stockholders’ equity	401,368	385,709
Preferred stock	—	3,475
Long-term debt, less current maturities	288,663	289,220

Total capitalization	690,031	678,404

Current liabilities:
Current maturities of long-term debt	2,701	2,701
Accounts payable	45,616	36,694
Notes payable	40,284	—
Accrued expenses and other liabilities	57,448	30,258

Total current liabilities	146,049	69,653

Unamortized investment tax credits	2,467	2,467
Deferred income taxes, net	69,948	69,712
Pension and postretirement benefits other than pensions	39,747	39,444
Regulatory and other liabilities	47,076	38,783
Advances for construction	177,056	168,024
Contributions in aid of construction	118,672	118,012

Commitments and contingencies	$1,291,046	$1,184,499

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Three-Months ended:

	September 30,	September 30,
	2008	2007
Operating revenue	$131,702	$113,851

Operating expenses:
Water production costs	46,455	45,063
Admistrative and General	14,995	14,733
Other operations	12,935	11,762
Maintenance	3,824	4,233
Depreciation and amortization	9,281	8,392
Income taxes	13,510	8,426
Property and other taxes	3,940	3,707

Total operating expenses	104,940	96,316

Net operating income	26,762	17,535

Other income and expenses:
Non-regulated revenue	3,805	3,418
Non-regulated expenses	(4,501)	(2,136)
Gain (loss) on sale of non-utility property	—	—
Less: income taxes on other income and expenses	288	(522)

	(408)	760

Interest expense:
Interest Expense	5,233	4,936
Less: capitalized interest	(1,065)	(450)

Net interest expense	4,168	4,486

Net income	$22,186	$13,809

Earnings per share
Basic	$1.06	$0.67

Diluted	$1.06	$0.67

Weighted average shares outstanding
Basic	20,717	20,667

Diluted	20,740	20,691

Dividends per share of common stock	$0.2925	$0.2900

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Nine-Months ended:

	September 30,	September 30,
	2008	2007
Operating revenue	$310,204	$281,203

Operating expenses:
Water production costs	112,162	108,147
Admistrative and General	42,249	41,568
Other operations	37,766	33,857
Maintenance	12,884	13,983
Depreciation and amortization	27,779	25,173
Income taxes	20,126	13,761
Property and other taxes	11,163	10,548

Total operating expenses	264,129	247,037

Net operating income	46,075	34,166

Other income and expenses:
Non-regulated revenue	9,452	9,883
Non-regulated expenses	(9,715)	(5,853)
Gain (loss) on sale of non-utility property	7	(83)
Less: income taxes on other income and expenses	118	(1,608)

	(138)	2,339

Interest expense:
Interest Expense	15,405	14,788
Less: capitalized interest	(1,955)	(1,400)

Net interest expense	13,450	13,388

Net income	$32,487	$23,117

Earnings per share
Basic	$1.55	$1.11

Diluted	$1.55	$1.11

Weighted average shares outstanding
Basic	20,707	20,664

Diluted	20,731	20,688

Dividends per share of common stock	$0.8775	$0.8700